Exhibit 11.1

INTERNAL CODE OF CONDUCT OF GRIFOLS, S.A.

IN MATTERS RELATING TO THE SECURITIES MARKET

TABLE OF CONTENTS

1.	INTRODUCTION		3

2.	DEFINITIONS		3

3.	SCOPE OF APPLICATION		7

	3.1.	Concerned Parties	7

	3.2.	Concerned Securities and Financial Instruments	7

	3.3.	Banned Securities and Financial Instruments	7

4.	CONDUCT REGULATIONS RELATING TO CONCERNED SECURITIES AND FINANCIAL INSTRUMENTS		7

	4.1.	Fulfilment of securities market legislation	7

	4.2.	Duty to Inform Related Parties	7

	4.3.	Transactions carried out by Concerned Parties	8

	4.4.	Restricted Periods	10

	4.5.	Portfolio management agreements	11

	4.6.	Same day sale ban	11

	4.7.	Record of communications	11

5.	CONDUCT REGULATIONS RELATING TO INSIDE INFORMATION		11

	5.1.	General provisions	11

	5.2.	Safeguarding Inside Information	11

	5.3.	Use of Inside Information	11

	5.4.	Handling Inside Information during the course of Confidential Transactions	12

	5.5.	Register Book of People with access to Inside Information	14

6.	HANDLING CONFIDENTIAL DOCUMENTS		15

7.	PROHIBITION OF MANIPULATING TRADING PRICE OF CONCERNED SECURITIES AND FINANCIAL INSTRUMENTS		16

8.	TREASURY SHARES TRANSACTIONS		16

9.	MONITORING BODIES		18

	9.1.	Monitoring of the compliance with the stipulations set out in the present Code	18

	9.2.	Keeping and updating the Insider List and Concerned Parties and carrying out the functions set out in the Code	18

	9.3.	Common obligations of the Monitoring Bodies	18

10.	VALIDITY, UPDATE, AND BREACH		18

10.1.	Coming into effect and application	18

10.2.	Update	19

10.3.	Breach	19

1.INTRODUCTION

This Internal Code of Conduct in matters related to the Securities Market (the “Code”) has been drawn up as to ensure fulfilment of the rules established, among other legislation, in: (i) Regulation (EU) No. 596/2014 on market abuse (the “MAR”), (ii) Law 6/2023, dated 17th March, on Securities Markets and Investment Services (the “Securities Market Law”), (iii) Royal Decree Law 19/2018, dated 23rd November, on payment services and other urgent financial measures (the “RD 19/2018”), (iv) Royal Decree 814/2023, dated 8th November, on financial instruments, trading admission, marketable securities registration, and market infrastructures (the “RD 814/2023”), (v) Royal Decree 815/2023, dated 8th November, developing the Securities Market Law (the “RD 815/2023”), and, (vi) any other national, European or international regulation on market abuse applicable from time to time, and as a consequence of the listing of all the share capital of Grifols, S.A. (hereinafter “Grifols” or the “Company”) on the Madrid, Barcelona, Valencia and Bilbao Stock Exchanges, as well as in the Spanish Stock Interconnection System (SIBE) and other international markets where the Company operates.

The present Code was approved by the Board of Directors on 28 October 2016, and amended by the Board of Directors, prior proposal from the Audit Committee, on 10 April 2025 to adequate its content to the applicable legislation currently in force, as well as to introduce substantive and technical improvements in its wording.

With the entry into force of RD 19/2018, it is no longer necessary to submit the Code to the National Securities Market Commission (Comisión Nacional del Mercado de Valores). Despite the aforementioned, its development and approval is part of the good corporate governance framework that the Company implements.

In this sense, this Code determines the conduct and action criteria which must be followed by its recipients in relation to the transactions described herein as well as the handling, use and disclosure of Inside Information with regard to favouring transparency in the development of the Group activities and the adequate information and protection of investors.

In any case, the securities market legislation currently in force which affects its specific area of activity and, in particular but not limited to, the provisions in the Securities Markets Law, MAR, on market abuse and, where applicable, the fulfilment and development regulations must be respected and adhered to. This Code and its development provisions will be made available to the Concerned Parties.

2.DEFINITIONS

With regard to this Code, the terms below shall have the following meaning:

Directors. The members of the administrative, management, or supervisory bodies of Grifols or any other Group company.

Members of Management. Any person who is not a member of the administrative, management or supervisory bodies of Grifols and has regular access to Inside Information and power to take managerial decisions affecting the future developments and business prospects of Grifols.

External Advisers. Those individuals or corporations who, not being employees of the Group, provide financial, legal, consulting or any other type of service to any entity within the Group, either on their own behalf or on behalf of another, and who, as a result, have access to Inside Information.

Circular 3/2015. The Circular 3/2015, dated 23rd June, issued by the CNMV, outlining the technical, legal and informational specifications that the websites of listed public limited corporations and savings that trade on official secondary markets must contain.

CNMV. The National Securities Market Commission (Comisión Nacional del Mercado de Valores).

Code of Conduct. Document approved by the Board of Directors of the Company, outlining the corporate principles and general behavioural guidelines for all individuals associated with the Group in various aspects of its business activities.

Audit Committee. Committee that advises and provides specialist assistance to the Board of Directors of the Company and the Group on all issues concerning external audit, internal control systems, the drafting of financial reports and compliance with applicable legislation, regulations and the Code of Conduct.

Board of Directors. Grifols' Board of Directors.

Financial Management Team. Division or corporate body responsible for managing the financial aspects of the Company.

Directive 2011/61/EU. Directive 2011/61/EU of the European Parliament and of the Council, dated 8th June 2011, related to alternative investment fund managers.

Confidential Documents. Any documents, in whatever material support, that contain Inside Information.

Treasury Shares Managers. The Head of Treasury Shares and the other persons listed in Section 8 of this Code.

Group. The group of companies comprised of Grifols, as the parent company, and its subsidiaries in accordance with the provisions of Article 42 of the Spanish Commercial Code (Código de Comercio).

Inside Information. Any concrete information referring directly or indirectly to Grifols, any company of the Group, or any or various Concerned Securities and Financial Instruments or their related derivative instruments which has not been made public and, on being made or coming into public domain, may influence or have influenced in an appreciable way its prices or the prices of related derivative instruments.

Concrete information will be understood as such when it involves a series of circumstances arising or which may be reasonably expected to arise, or an event having taken place or which may be reasonably expected to take place, provided that this information is sufficiently specific so as to allow the possible effect of that series of circumstances or events to finally act on the prices of the negotiable securities or corresponding financial instruments or, where applicable, on the derivative financial instruments related to the former. In this respect, in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information. An intermediate step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information as referred to in this Code.

At the same time, information will be considered as being able to influence in an appreciable way on the price when, if made public, said information could be used by a reasonable investor as one of the elements of the basic motivation of their investment decisions.

Insiders. Persons, including External Advisors, who temporarily or intermittently have access to Inside Information of the Company due to their participation or involvement in an operation, transaction, or internal process that entails access to Inside Information, during the time they are included in an Insider List and until the Inside Information that led to the creation of said Insider List is disseminated to the market or ceases to have such status.

General Meeting. Grifols' General Shareholders' Meeting.

Capital Companies Act. Royal Legislative Decree 1/2010, dated 2nd July, which approves the revised text of the Capital Companies Act.

Insiders List. Register of persons with access to Inside Information prepared by the Financial Management Team and the Secretary of the Company's Board of Directors in accordance with the provisions of the MAR, which must include all persons, internal or external to Grifols, who work for the Company under an employment contract or otherwise, and who have access to Inside Information, whether regularly or occasionally.

Monitoring Bodies. The bodies described in Section 9 of this Code.

Insider Dealing. Transactions carried out by any Concerned Person (or their Related Party) who possess Inside Information and uses that information to acquire or dispose of, for its own account or for the account of a third party, directly or indirectly, the Concerned Securities and Financial Instruments or their related financial derivatives as established from time to time in the applicable legislation to which that information relates. The use of Inside Information by cancelling or amending an order concerning the Concerned Securities and Financial Instruments to which that information relates where the order was placed before the person concerned possessed the Inside Information, shall also be considered to be Insider Dealing.

For the purpose of this Code, recommending that another person engage in an Insider Dealing, or inducing another person to engage in an Insider Dealing, shall also be considered to be Insider Dealing, when the person that recommends or induces possesses such Inside Information.

In accordance with the legislation in force, it is expressly established that it shall not be deemed from the mere fact that a Concerned Party is in possession or has been in possession of Inside Information that that person has used that information and has thus engaged in Insider Dealing. By way of example, it shall not be deemed that a person has used Inside Information where such person has obtained that Inside Information in the conduct of a public takeover or merger with a company and uses that Inside Information solely for the purpose of proceeding with that merger or public takeover, provided that at the point of approval of the merger or acceptance of the offer by the shareholders of that company, any Inside Information has been made public or has otherwise ceased to constitute Inside Information.

Confidential Transaction. Any type of legal or financial transaction that may significantly influence the price of the Concerned Securities and Financial Instruments.

Treasury Shares Transactions. Has the meaning given in Section 8 of this Code.

Personal Transactions. Any transaction executed on one's own account by the Concerned Parties concerning the Concerned Securities and Financial Instruments, which includes not only the purchase or sale of the Concerned Securities and Financial Instruments, but also loans, pledges, acquisitions free of charge, and transactions carried out within the framework of a life insurance policy materialised in the investment in Concerned Securities and Financial Instruments, as well as any other transactions provided for in the applicable legislation.

Concerned Parties. Those obliged by the provisions in this Code referred to in the following Section 3.1.

Related Party. Those that maintain one of the following relations with the Concerned Parties:

(i)	their spouse or person with whom there is a similar sentimental relationship under national law;
(ii)	children who are dependent on them;
(iii)	those other family members who live with the party or have been in their charge for at least one year before the date in which the existence of the relationship must be determined;
(iv)

any legal entity, trust or association in which the Concerned Party or people set out in the aforementioned sections hold a management position or is responsible for its management; or who is directly or indirectly controlled by the such party; or which may have been created for their benefit; or whose economic interest may be mainly equivalent to that of such party;

(v)	those intermediaries, understood to be those who carry out transactions on securities for the Concerned Parties; and
(vi)	any other individuals or entities that may be classified as related parties in accordance with existing legal provisions and regulations in effect at any given time.

Market Soundings. A market sounding comprises the communication of Inside Information by the Company or a third party acting on behalf of the Company, prior to the announcement of a transaction, in order to gauge the interest of potential investors in a possible transaction and the conditions relating to it such as its potential size or pricing, to one or more potential investors.

Head of Treasury Shares. Is the head of the Treasury Share Managers in accordance with the provisions of Section 8 of this Code.

Concerned Securities and Financial Instruments. For the purposes of this Code, Concerned Securities and Financial Instruments will be understood as:

(i)

any equity and fixed interest securities issued by any company within the Group that are traded on an official secondary market or other regulated markets, in multilateral trading facilities or other organised secondary markets, or for which an application for admission to trading has been submitted on one of such markets or systems;

(ii)	any type of financial instruments and contracts granting the right to buy or sell the securities mentioned in paragraph (i);
(iii)	the financial instruments and contracts, whose base are securities, instruments or contracts indicated in paragraph (i); and
(iv)	in general, any other security or financial instrument as established from time to time in the applicable legislation on market abuse.

Banned Securities and Financial Instruments. Those securities, financial instruments, and contracts of companies other than the Group which the Concerned Parties and Insiders have obtained Privileged Information due to their association with the Company.

3.SCOPE OF APPLICATION

3.1. Concerned Parties

With regard to this Code, the following shall be considered Concerned Parties:

(a)	The Directors (and, when they are not Board members, the Secretary and Vice- secretary to the Board of Directors) and Members of Management of Grifols and other Group companies.
(b)

All staff in the Group's financial and legal departments with tasks or responsibilities related to the securities market or who may have regular access to relevant information relating to the Company or other Group companies and who may also have the responsibility to take management decisions which affect the future development and business perspectives of the Company and its affiliates; and, in general, any individual who may have access to Inside Information through the exercise of their work, profession or duties.

(c)

The Treasury Shares Managers, who will be appointed from among the professionals of the Financial Management Team, as they are responsible for managing the Company's treasury shares, due to their regular and recurring access to information regarding the Company's actions on Concerned Securities and Financial Instruments.

(d)

Any other person who is included in the scope of the Code on decision by the Financial Management Team and the Secretary of the Board of Directors of the Company, in view of the circumstances in each case.

If the Concerned Party is a legal person, this Code shall also apply, in accordance with national law, to the natural persons who participate in the decision to carry out Personal Transactions or Insider Dealing for the account of the legal person concerned.

The Financial Management Team and the Secretary of the Board of Directors of the Company will maintain an up-to-date record of those subject to the present Code at all times, pursuant to the provisions of Section 5.5 of this Code.

Furthermore, this Code shall apply, as and when applicable, to the Insiders.

3.2. Concerned Securities and Financial Instruments

The securities and financial instruments subject to the present Code shall be those Concerned Securities and Financial Instruments as defined in the preceding Section 2.

3.3. Banned Securities and Financial Instruments

The securities and financial instruments subject to this Code will be the Banned Securities and Financial Instruments, as defined in the preceding Section 2.

4.	CONDUCT REGULATIONS RELATING TO CONCERNED SECURITIES AND FINANCIAL INSTRUMENTSFulfilment of securities market legislation

In general, the persons subject to this Code, inside the scope of its application, must respect the conduct regulations set out in the prevailing securities market legislation in force that is mentioned in the Code, and, specifically, those contained in the Code of Conduct in force from time to time.

4.2. Duty to Inform Related Parties

Directors and Members of Management must inform their respective Related Parties in writing about the obligations of the latter derived from this Code and its implementing regulations, particularly those arising from the execution of Personal Transactions, providing evidence to the Company of such notification. Additionally, they must inform of any changes that occur in relation to their Related Parties.

4.3. Transactions carried out by Concerned Parties

Concerned Parties must report to the Financial Management Team and the Secretary of the Board of Directors of the Company, by any means that allows its receipt, within three (3) working days from any Personal Transaction being carried out.

Directors and Members of Management, and their Related Parties must notify the Company and the CNMV of any transaction executed on their own account related to Concerned Securities and Financial Instruments. This duty of communication will include both directly executed transactions and those carried out indirectly or through intermediaries.

The abovementioned obligation to disclose transactions to the CNMV arises only when the cumulative total of all Personal Transactions without offsets (viewed individually) within the same calendar year reaches €20,000. Once this threshold is met, the Directors and Members of Management, and their Related Parties must communicate all and each of the subsequent transactions. Personal Transactions falling below this threshold do not require notification.

Notwithstanding the above, Directors and Members of Management, and their Related Parties must report all Personal Transactions regardless of their amount for notification, when applicable, to the Financial Management Team and the Secretary of the Board of Directors.

Said notification will set out, at least:

(a)	the name of the Concerned Party;
(b)	the reason for the obligation to notify;
(c)	the name of the issuer;
(d)	the description and identifier of the security or financial instrument;
(e)	the nature of the transaction (e.g., acquisition or disposal);
(f)	the date, time, and place in which the transaction was carried out; and
(g)

the price, currency (for transactions conducted in a currency other than the euro, the exchange rate must be the official rate applicable at the close of business on the day of the transaction), and volume of the transaction.

Concerned Parties affected by this Code which, on the day it comes into force, hold Concerned Securities and Financial Instruments, will be obliged to report their holding to the Financial Management Team and the Secretary of the Board of Directors of the Company, in a period of no more than three (3) working days from said Code coming into force.

The same term described in this section will apply to those who, for reasons due to their position or the information they possess, happen to subsequently acquire the status of a Concerned Parties in accordance with the descriptions in the preceding Section 2 above after this Code comes into force. The Financial Management Team may require any Concerned Party to provide detailed information or to expand on the information provided regarding any transaction that may be included in this Code, even if it does not exceed the aforementioned threshold. This request must be answered within five business days from receipt.

For the purpose of this Section, and by way of example, the following transactions shall also be notified within the set time limit indicated above:

(a)	the pledging or lending of Concerned Securities and Financial Instruments by Concerned Parties or their Related Parties or on behalf of any of them;
(b)

transactions undertaken by any person preparing or executing transactions or by another person acting on behalf of a Concerned Party or a Related Party with such a person, including cases in which discretionary powers are exercised;

(c)

(i) transactions made under a life insurance when the policyholder is a Concerned Party or a Related Party to them, (ii) the investment risk is borne by the policyholder, and (iii) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy;

(d)	acquisition, disposal, short sale, subscription, or exchange;
(e)

acceptance or exercise of stock options (using the issuer's value at the time of granting), including stock options awarded to senior managers or employees as part of their remuneration, and the transfer or disposal of shares derived from the exercise of the stock options;

(f)	subscription or exercise of equity-linked swaps;
(g)	transactions involving derivatives or associated instruments, including cash-settled transactions;
(h)	subscription of contracts for differences on a financial instrument of the issuer in question or on emission rights or auctioned products based on them;
(i)	acquisition, disposal, or exercise of rights, including options to purchase or sell and option certificates;
(j)	subscription for a capital increase or issuance of a debt instrument;
(k)	transactions in derivatives and financial instruments related to a debt instrument of the issuer, including credit default swaps;
(l)	conditional transactions subject to specified conditions and the effective execution thereof;
(m)	automatic or non-automatic conversion of one financial instrument into another, which includes the exchange of convertible bonds for shares;
(n)	gifts and donations made or received, as well as inheritances received;
(o)	transactions executed in derivatives, baskets, and indexed products, as required by Article 19 of the MAR;
(p)	transactions involving shares or units of investment funds, including alternative investment funds as defined in Article 1 of Directive 2011/61/EU, to the extent required by Article 19 of the MAR;

(q)

transactions executed by the manager of an alternative investment fund in which a person with managerial responsibilities or a related person to them has invested, as required by Article 19 of the MAR;

(r)	transactions executed by a third party under an individual asset or portfolio management mandate for the benefit of a person with managerial responsibilities or a related party; and
(s)	loans granted, borrowings taken of shares or debt instruments from the issuer or derivatives, or other financial instruments related to them.

For these purposes, a separation from a spouse shall be considered a transfer by the obligated person. Additionally, a transfer will be deemed to have occurred when children are no longer under the parental authority of the obligated person.

4.4. Restricted Periods

Without prejudice to the obligations set forth in Article 5 below, Concerned Parties and their respective Related Parties may not carry out Personal Transactions:

-

during the thirty (30) calendar days preceding the date the Company is scheduled to disclose the content of the annual accounts and the semi-annual or annual financial report to the markets, as well as the quarterly management statements;

-

from when they have access to Inside Information and, thus, the Financial Management Team and the Secretary of the Board declare the restricted period due to finding themselves in the preparation of a Confidential Transaction (depending on the progress of the same) and until the lifting of such period, or due to other justified reasons; and

-	when expressly determined by the Financial Management Team or the Secretary of the Board in order to ensure the best compliance with this Code.

The Financial Management Team will inform the Concerned Parties of both the prohibition order on Personal Transactions and its lifting in each applicable case.

Without prejudice to the provisions of this Section, Grifols may allow Concerned Parties to trade, on their own account or for the account of a third party, when the object thereof is Concerned Securities and Financial Instruments, during a closed period of thirty (30) calendar days, in certain cases, such as, for example:

(a)

due to the existence of exceptional circumstances, such as severe financial difficulties of the Concerned Party, which requires the immediate sale of Concerned Securities and Financial Instruments, and in any case, upon prior written request addressed to the Financial Management Team (or to the Secretary of the Board in the case of Directors) describing and justifying the Personal Transaction; or

(b)

due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change, acknowledging that these types of negotiations have distinct characteristics.

In any case, the Concerned Party must demonstrate to Grifols that the specific Personal Transaction cannot be executed at any other time than during the thirty (30) calendar days' closed period stipulated in the preceding paragraphs.

4.5. Portfolio management agreements

When the Concerned Parties have entered into a discretionary portfolio management agreement, for the purposes of complying with the obligations to communicate Personal Transactions as set forth in this Code, such agreements must include the obligation for the manager to immediately inform them of the execution of transactions involving said Concerned Securities and Financial Instruments.

Concerned Parties who hold a portfolio management agreement will be obliged to report its existence to the Financial Management Team and the Secretary of the Board of Directors of the Company, as well as the identity of the portfolio manager.

If when the present Code comes into force, a contract of this type was already signed, this must be reported within the fifteen (15) days following the coming into force of this Code. The same time period will apply to those who, due to their position or the information they possess, subsequently acquire the status of Concerned Parties after this Code comes into force.

Said portfolio management contracts must explicitly indicate adherence to the present Code.

4.6. Same day sale ban

In no way, may the acquired Concerned Securities and Financial Instruments be sold on the same day as the purchase transaction.

4.7. Record of communications

The Financial Management Team and the Secretary of the Board of Directors of the Company will be obliged to retain all contact, notifications and any other act related to the obligations in this Code, duly filed for a period of at least five (5) years. The data contained in said file will be strictly confidential. The Financial Management Team and the Secretary of the Board of Directors of the Company may request confirmation of Concerned Securities and Financial Instruments balance registered in the record of communications from the relevant parties at any moment.

5.CONDUCT REGULATIONS RELATING TO INSIDE INFORMATION

5.1. General provisions

Those Concerned Parties with regard to this Code, and Insiders that possess Inside Information must abide by the stipulations described in the applicable regulations and the present Code.

5.2. Safeguarding Inside Information

Concerned Parties, with regard to this Code, and Insiders, must safeguard the Inside Information they are aware of, for reason of their position, except when they have obtained authority from the Board of Directors (with a prior report from the Monitoring Bodies), which shall not be provided, if it is not in accordance with the Securities Markets Law, and its supplementing regulations, without prejudice to the obligation to contact and collaborate with legal and governmental authorities in the terms established by law.

Furthermore, said parties will impede Inside Information from being subject to abusive or unfair use, reporting cases where this may have taken place and taking immediate necessary measures to prevent, avoid and, where applicable, correct the consequences possibly arising from it.

5.3. Use of Inside Information

All Concerned Parties and the Insiders, will strictly abide by the stipulations established in the Securities Markets Law and regulations in force which thereby develop, complete or substitute it in the future, including MAR and RD 814/2023.

Specifically, except with prior authorization by the Board of Directors (with a prior report from the Monitoring Bodies) which may only be given in accordance with the Securities Markets Law and other applicable regulations, the Concerned Parties and Insiders must abstain from carrying out Insider Dealing, whether personally or for a third party, directly or indirectly, and in particular but not limited to, the conducts listed below in relation to Inside Information:

(a)

to prepare or carry out, or try to carry out, any type of transaction with Concerned Securities and Financial Instruments, or in any other share, financial instrument or any type of contract, marketable or not in a secondary market, which is based on negotiable securities or financial instruments to which the Inside Information refers, based on said information.

The preparation and carrying out of transactions whose existence itself constitutes Inside Information, as well as transactions carried out in good faith in fulfilment of an already expired bond to acquire or cede negotiable securities or financial instruments, are exempted where this bond is included in an agreement signed before the Concerned Party involved is in possession of Inside Information, or by a manager under a discretionary portfolio management agreement entered into by the Concerned Party, by their respective Related Parties, or by an Insider, as well as other transactions carried out in accordance with the applicable regulations.

(b)

to report said Inside Information to third parties, except in the normal practice of their work, profession or responsibility and duties, provided that those to whom it is communicated are legally or contractually bound by an obligation of confidentiality and have confirmed to the Company that they have the necessary means to safeguard it.

(c)	to recommend or induce a third party to acquire or cede Concerned Securities and Financial Instruments or in turn instruct another party to acquire or cede such products, based on Inside Information.
(d)	to illegitimately disclose Inside Information in the normal course of a Market Sounding.

Inside Information should be deemed as being disclosed legitimately in the framework of a Market Sounding if it is disclosed in the normal course of the exercise of a person's work, profession or duties, provided that certain requirements are complied with:

i.

that the person who is conducting a Market Sounding has previously considered whether that Market Sounding will involve the disclosure of Inside Information, has provided a written record of their conclusions to the Financial Management Team and the Secretary of the Board of Directors of the Company and has maintained an Insiders List of persons having access to such information, in accordance with the provisions of Section 5.5. of this Code. This assessment and register shall be repeated with each new piece of information intended to be shared; and

ii.	that the person receiving the Inside Information has undertaken not to use such Inside Information and to keep it confidential in accordance with the provisions contained in this Code.

5.4. Handling Inside Information during the course of Confidential Transactions

Handling Inside Information especially during the study and negotiation phases of any Confidential Transaction will abide by the following:

1.	Secrecy phase / Duty of confidentiality

In relation to the acts of study, preparation or negotiation, prior to taking decisions which are considered Inside Information, and before the disclosure of said Information on the market in accordance with the Securities Markets Law, the Concerned Parties and Insiders, with regard to this Code, will have the following obligations:

(a)	Mantaining secrecy:

Knowledge of information shall be strictly limited to those persons whose intervention is essential for the work referred to by the information.

Said people shall be included in the Insiders List mentioned in Section 5.5, with explicit warning on the type of information they received and legal obligations involved, as well as the sanctions related to incorrect or improper use of said information.

(b)	Establishing security measures:

In accordance with the provisions of Section 6 below, those responsible for Confidential Documents containing Inside Information will establish necessary security measures so as to avoid such documents being accessible to parties others than those indicated in point a) above.

(c)	Monitoring of trading value of Concerned Securities and Financial Instruments:

The Financial Management Team of Grifols will pay special attention to the trading value of Concerned Securities and Financial Instruments during the secrecy phase. If an abnormal evolution of the trading value or the contracted volume of Concerned Securities and Financial Instruments occurs, where there is rational indicators of it being a consequence of premature, partial or distorted transfer of Inside Information, the Company will take the appropriate measures, immediately disclosing the communication regarding Inside Information, when applicable, in a clear and precise manner, articulating the status of the ongoing transaction or providing preliminary information in advance.

During this phase, information publicised by professional trade publications concerning financial news and, in general, any media outlet will also be subject to monitoring.

The Chairman, Vice-chairman or Chief Executive Officer of the Board of Directors will confirm or deny, as the case may be, the public information on circumstances considered Inside Information.

The information, referred to in this section, shall be reported immediately, where the Company is unable to guarantee its confidentiality in the terms hereby set out.

2.	Publicity phase

The Inside Information, prior to its disclosure by whatever method, must be immediately disclosed to the market via communication to the CNMV and, where applicable, to those other markets' regulators in which the Company operates as Inside Information through the procedure enabled for this purpose on the CNMV's website and under the corresponding communication categories or any others that may be enabled in the future, as soon as the fact is known, the decision is taken or agreement or contract has been signed with third parties to which the Inside Information refers to, without prejudice to it being able to happen beforehand in the latter cases where the Company considers no damage would be done to its legitimate interests.

When a significant change occurs to the Inside Information it refers to, and which has been communicated, this must be informed to the market immediately in the same way.

The Company may delay the disclosure of Inside Information to the CNMV, under its own responsibility, when such delay is done in accordance with the circumstances and requirements foreseen in the applicable law.

In the case that the disclosure of information is delayed under the above paragraph, Grifols shall inform the CNMV about the Inside Information and shall provide a written explanation of how the conditions set out in the applicable law were met, immediately after the information is disclosed to the public.

After circulation of the Inside Information via the CNMV, the same will be published on Grifols' website in accordance with the provisions established in the CNMV Circular 3/2015. In all events, Grifols shall post and maintain on its website for a period of at least five (5) years, all Inside Information it is required to disclose publicly.

The information supplied via the media must not differ from the contents registered at the CNMV. In this sense, Grifols may not combine, in such a way as to appear deceptive, the disclosure of Inside Information to the market with the commercialisation of its activities.

The communications of Inside Information will be made known to the CNMV by the Chairman of Grifols Board of Directors, by the Chief Executive Officer, by the Secretary or by the Vice Secretary of Grifols' Board of Directors, in the latter case with prior consultation with the Chairman or Chief Executive Officer. In any case, the communication will be reported to the CNMV, within the terms and in accordance with the regulations in force.

5.5. Register Book of People with access to Inside Information

In accordance with the Securities Markets Law, the Financial Management Team and the Secretary of the Board of Directors of the Company will draft an Insider List.

The Insider List must at least include:

(a)	the identity of anyone with access to Inside Information;
(b)	the reason they are on the list;
(c)	the dates the list is created and updated; and
(d)	the date and time at which the person obtained access to the Inside Information.

Said Insider List must be updated immediately in the following cases:

(a)	when a change occurs in the reasons for a person being on the list.
(b)	when there is a new person who has access to Inside Information and needs, therefore, to be added to the register.
(c)	when a person on the register no longer has access to Inside Information; in this case the date when this occurs will be provided.

Each update shall specify the date and time when the change triggering the update occurred.

The Company will expressly inform those included in the Insiders List of the nature of the information, the fact that this Code applies to them, and their duty to maintain confidentiality with respect to the Inside Information and prohibition of use, as well as the breaches and sanctions arising from inappropriate use, as well as of their obligation to inform the Company of the identity of any other person to whom Inside Information is provided in the normal course of their work, profession, or duties, so that these persons may also be included in the Insider List. Furthermore, the Company will inform the interested parties of their inclusion on the Insiders List and of the other points included in the data protection legislation applicable from time to time.

The information registered on the Insider List will be kept for at least five (5) years after having been recorded or updated for the last time.

The Company shall maintain an electronic copy of the Insider List, available to supervisory authorities.

When an Insider List is closed, the persons listed therein shall be informed of such closure through a notification indicating the loss of their status as Insiders in relation to the operation, transaction, or process that led to the opening of the respective Insider List and the lifting of the indicated restrictions.

6.	HANDLING CONFIDENTIAL DOCUMENTS

Concerned Parties and those persons included in the Insiders List who have access and possess Confidential Documents must act diligently in the use and handling thereof and shall be responsible for their custody and preservation as well as for keeping them confidential. If the Insider is an External Adviser it will be required to sign a confidential compromise, unless their professional statutes subjects them to a duty of professional secrecy.

The handling of Confidential Documents will comply with the following rules:

(a)	Confidential Documents must be marked, if possible, with the word “CONFIDENTIAL” in a clear and precise way.
(b)

As soon as the examination of any Confidential Transaction or project that may constitute Inside Information commences, a code name shall be assigned to it, which shall be used henceforth in all Confidential Documents.

(c)	Confidential Documents will be kept separate from other ordinary documents having special protection measures to ensure access is restricted to authorised personnel only.
(d)

The general distribution and dispatch of Confidential Documents shall always be carried out by secure means that ensure their confidentiality is maintained. Recipients of Confidential Documents shall refrain from making copies or disseminating them in any way and shall be included, in all cases, in the Insider List, being duly informed of all the prohibitions and obligations associated therewith.

(e)	The removal of Confidential Documents will be carried out by any method guaranteeing its total destruction.

Any person with access to Confidential Documents and Inside Information is personally responsible for complying with the aforementioned safeguard measures, notwithstanding any security measures that may be issued by the Financial Management Team or the Secretary of the Board.

7.	PROHIBITION OF MANIPULATING TRADING PRICE OF CONCERNED SECURITIES AND FINANCIAL INSTRUMENTS

Concerned Parties, and those included in the Insiders List will abstain from preparing or carrying out practices which distort the free formulation of Concerned Securities and Financial Instruments prices such as:

(a)

Placing orders or carrying out transactions or any other behaviour on the market providing or able to provide false or deceiving signs with reference to the supply, demand or price of Company Concerned Securities and Financial Instruments.

(b)

Placing orders or carrying out transactions or any other behaviour which ensures, secures or is likely to secure, affects or is likely to affect, via a person or various people acting in an agreed form, the price of one or more Company Concerned Securities and Financial Instruments at an abnormal or artificial level, unless the person who carries out the transactions or gives the order demonstrates the legitimacy of their reasons and that these abide by accepted market practices in the controlled market in question as well as the actions of a person or people in agreement so as to ensure a dominant position over supply and demand for a Security or Financial Instrument resulting in the fixing, directly or indirectly, of purchase or sales prices or other unfair negotiation conditions.

(c)

Placing orders or carrying out transactions or any other behaviour using fictitious devices or any other form of deception or machination, as well as the sale or purchase of a Security or Financial Instrument at market close, so as to induce mistakes amongst investors who act on a basis of closing prices.

(d)

Reporting via the media, including internet, or any other method, information providing or able to provide false or deceptive markers as to the supply of, demand for, or price of, Company Concerned Securities and Financial Instruments including the spread of rumours and false or deceptive news, when the person releasing them knew or should have known that the information was false or misleading.

(e)

Taking advantage of occasional, regular or periodic access to traditional or electronic media expressing an opinion on Concerned Securities and Financial Instruments or, indirectly on the Company, after having taken a position on the Securities and Financial Instruments and having benefited from the repercussions of the opinion given about the price of said Security or Financial Instrument, without having simultaneously reported this conflict of interest to public opinion in an appropriate and effective manner.

The following transactions or orders will not be considered as included in this section:

(a)	Those whose origins lie in the Company carrying out share buyback programs, provided that the conditions legally established for this are fulfilled.
(b)	Generally, those carried out in accordance with applicable regulations.

All Concerned Parties and individuals included in the Insiders List must diligently avoid the mere attempt of engaging in these prohibited practices.

8.	TREASURY SHARES TRANSACTIONS

Treasury Shares Transactions shall be considered those which are carried out by the Company, either directly or through any of the Group companies, that involve the Company's shares, as well as financial instruments or contracts of any kind, whether traded on the Spanish Stock Exchange or other organised secondary market or not, that grant the right to acquire, or whose underlying assets are, the Company's shares.

The Treasury Shares Transactions shall be based on the following activity principles and respect all applicable legislation on the matter from time to time:

(a)

The aim shall always be legitimate (p.e. among others, provide investors with appropriate liquidity and depth in negotiating Company's shares, carry out share buyback programmes approved by the Board of Directors under the corresponding authorisation by the General Meeting or fulfil previously contracted legal commitments or any other purposes permissible under the applicable regulations). In no way shall the transactions respond to an intervention purpose in the free process of price levels. To this end, instructions shall be given to the financial intermediary or intermediaries used to act in accordance with this criteria.

For these purposes, buying orders should not be made at a price greater than the highest price between the last price traded on the market between independent parties and the price of the highest buying order in the market order book. In contrast, selling orders may not be executed at a price lower than the lowest price between the last price traded on the market between independent parties and the price of the lowest selling order in the market order book.

(b)

Management of treasury shares must be transparent with regard to market supervisory and governing bodies having to diligently comply with however many information or communication disclosure obligations to said bodies that are established.

(c)

Treasury Shares Transactions must not be conducted based on Inside Information. At all times investment or disinvestment decisions or transactions, whose direct or indirect aim is treasury shares, which are the consequence or are affected by the possession of Inside Information shall be avoided.

(d)

The Company’s incursions on the market with respect to its treasury shares must not represent a dominant position in the trading of the shares. Except where specifically and purposely authorized by the Board of Directors, treasury shares transactions with own Group companies, Directors or major shareholders may not be agreed nor shall buying and selling orders of own Treasury Shares be placed simultaneously.

For these purposes, the total daily trading volume in treasury shares in the systems and markets where the transactions in treasury shares are performed, both purchases and sales, shall not exceed 15% of the daily volume of purchases executed in the official secondary market in which the shares are listed. This limit may increase to 25% where the treasury shares acquired are going to be used as consideration for the acquisition of another company or in a swap as part of a merger.

(e)

The Company Board of Directors shall designate the Head of Treasury Shares, who will be in charge of treasury share management. Those who form part of the treasury share management area must accept a special confidentiality agreement in relation to treasury share strategy and transactions (the “Treasury Shares Managers”). The Head of Treasury Shares shall maintain a record of all ordered and executed Treasury Shares Transactions. The Treasury Shares Managers shall refrain from using the Company's corporate resources to carry out transactions on their own account involving any Concerned Securities and Financial Instruments, as well as from engaging in any other transactions that constitute the use of information obtained for their own benefit as a result of their participation in the management of the Company's treasury shares.

(f)	In no case, shall the trading volume of treasury shares exceed the limits established in the applicable regulations and in the authorisations of the competent corporate bodies.

(g)

The Company shall ensure that the management of the treasury shares is isolated from the rest of its activities and that Treasury Shares Transactions are avoided or reduced during the closed periods established by the applicable regulations.

9.	MONITORING BODIES

9.1. Monitoring of the compliance with the stipulations set out in the present Code

According to the internal regulations of the Company, the Audit Committee shall be the body charged with monitoring compliance with the stipulations set out in this Code.

The functions of the Audit Committee include the following:

(a)	Promoting awareness of the Code and the established rules of conduct on matters related to the securities market.
(b)	Addressing any inquiries or uncertainties concerning the Code's content, interpretation, and application.
(c)	Fulfilling the specific functions articulated in the Code and any additional responsibilities that may be delegated by the Board of Directors.

9.2. Keeping and updating the Insider List and Concerned Parties and carrying out the functions set out in the Code

The Financial Management Team and the Secretary of the Board of Directors of the Company will be the bodies in charge of keeping and updating the lists and register referred to in this Code.

Furthermore, they shall have the necessary powers to carry out the function entrusted in this Code and shall be obliged to inform the Audit Committee and, where applicable, the Board of Directors periodically about compliance with this Code as well as incidences having occurred, where applicable.

9.3. Common obligations of the Monitoring Bodies

Both the Financial Management Team and the Secretary of the Board of Directors of the Company, as well as the members of the Audit Committee, shall be obliged to guarantee the strict confidentiality of all transactions they are aware of, whilst carrying out the role entrusted to them in virtue of this Code.

The same duty of confidentiality shall apply to members of the Board of Directors, where they are aware of the former in accordance with what is set out in the last paragraph.

The Board of Directors shall be able to demand, at any moment, the exercising of the responsibilities and powers of the Monitoring Bodies established by the present Code.

10.	VALIDITY, UPDATE, AND BREACH

10.1. Coming into effect and application

This Code shall come into effect, the day it is approved by the Board of Directors and published on the Company's website.

The Monitoring Bodies shall be charged with making Concerned Parties aware of the Code of Conduct.

10.2. Update

This Code shall be updated whenever necessary by the Board of Directors, previous proposal by the Audit Committee, to adjust its content to current applicable stipulations in accordance with the legislation governing the securities market applicable from time to time.

10.3. Breach

Failure to comply with what is set out in this Code with regard to what is established in the Securities Markets Law and its development regulations and in the Code of Conduct may give rise to the imposition of corresponding administrative sanctions without prejudice to what is applicable in accordance with labour and company law.

The above shall be extended without prejudice to civil or penal liability which in each case may be demanded of the defaulter.

* * *

THIS DOCUMENT CONSTITUTES A TRANSLATION INTO ENGLISH OF THE OFFICIAL

SPANISH VERSION. IN CASE OF DISCREPANCIES, THE OFFICIAL SPANISH VERSION SHALL

PREVAIL